Exhibit 5.1

[LETTERHEAD OF GUSRAE, KAPLAN, BRUNO & NUSBAUM]

October 24, 2005

Wako Logistics Group, Inc.
200 Howard Avenue, Suite 232
Des Plaines, Illinois 60018

Gentlemen:

We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Wako Logistics Group, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the 4,000,000 shares of the common stock of the Company, par value $0.001 per share (the "4,000,000 Shares"), that may be issued pursuant to the Wako Logistics Group, Inc. 2005 Stock Incentive Plan (the “Plan”).

As counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion the 4,000,000 Shares being registered pursuant to the Registration Statement, when issued, upon the terms and conditions as set forth in the Plan and in the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act and no other persons may rely upon this opinion for any reason and you may only rely on this opinion for the sole and limited purpose of complying with Item 8(a) of Form S-8 solely with regard to the Registration Statement.

Very truly yours, /s/ Gusrae, Kaplan, Bruno & Nusbaum PLLC GUSRAE, KAPLAN, BRUNO & NUSBAUM PLLC